Exhibit (l)

FORM OF SHARE PURCHASE AGREEMENT

FINANCIAL INVESTORS TRUST

On behalf of each of its series,

[                         ] ( the Fund”)

This Agreement is made effective as of the          day of                      between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”), on behalf of the Fund.

WHEREAS, the Fund wishes to sell to ALPS, and ALPS wishes to purchase from the Fund, shares of beneficial interest of each class of shares of the Fund in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, ALPS is delivering to the Fund payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By:
Its:

FINANCIAL INVESTORS TRUST

By:
Its:

Appendix A

Class A Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund

Class C Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund

Class I Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund